SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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BEAR LAKE RECREATION, INC.

(Name of Registrant as Specified in its Charter)

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Contact Person: Branden T. Burningham, Esq.

Branden T. Burningham, Esq.

Suite 205, 455 East 500 South Street

Salt Lake City, Utah 84111

Tel: 801-363-7411; Fax: 801-355-7126

BEAR LAKE RECREATION, INC.

4685 S. Highland Drive, Suite 202

Salt Lake City, Utah 84117

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND A PROXY

INTRODUCTION

This Information Statement is being furnished to our shareholders (Bear Lake Recreation, Inc., a Nevada corporation [the “Company,” “Bear Lake,” “we”, “our” or “us” or words of similar import]), regarding certain amendments to our Articles of Incorporation and our Amended and Restated Articles of Incorporation. The amendments (1) allow the Board of Directors, without shareholder approval, to effect re-capitalizations in the form of forward and reverse splits of our outstanding securities, provided that any such re-capitalization does not require a further amendment to our Articles of Incorporation; (2) allow the Board of Directors, without shareholder approval, to amend the Articles of Incorporation to change the name of the Corporation to any name that conforms with any business or industry that the Board of Directors determines that the Corporation should engage in or which conforms with the name or names of any properties, businesses or companies acquired by the Corporation; (3) add a provision that summarizes the indemnification provisions of the General Corporation Law of the State of Nevada (“Nevada Law”); (4) and increased the Company’s authorized number of shares by designating Five Million (5,000,000) shares of preferred stock with a $0.001 par value that the Board of Directors has the right to set the series, classes, rights, privileges and preferences of the preferred stock or any class or series thereof, by amendment hereto, without shareholder approval.

Our Amended and Restated Articles of Incorporation were unanimously adopted by our Board of Directors, who also constitute our majority shareholders (the “Majority Shareholders”), collectively beneficially owning 3,000,000 shares of our common stock or approximately 68.6% of our outstanding voting securities. No other votes were required or necessary to adopt these amendments and the Amended and Restated Articles of Incorporation, and none are being solicited hereunder. See the captions “Voting Securities and Principal Holders Thereof” and “Amendments and Amended and Restated Articles of Incorporation and Vote Required for Approval,” herein.

Our Amended and Restated Articles of Incorporation will become effective on the opening of business on April 10, 2006, or a date that is at least 21 days from the mailing of this Information Statement to our shareholders. Our Amended and Restated Articles of Incorporation are the only matters covered by this Information Statement.

APPROXIMATE DATE OF MAILING: March 20, 2006.

The following constitutes the full text of our Amended and Restated Articles of Incorporation:

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

BEAR LAKE RECREATION, INC.

ARTICLE I

Name: The name of the corporation is “Bear Lake Recreation, Inc.” (the “Corporation”).

ARTICLE II

Period of Duration: The period of duration of the Corporation is perpetual.

ARTICLE III

Purposes and Powers: The purpose for which the Corporation is organized is to engage in any and all lawful business.

ARTICLE IV

Capitalization: The amount of total authorized capital stock of the Corporation Shall be:

A.	Fifty Million (50,000,000) shares of common voting stock with a par value of one mil ($0.001) per share.
B.

Five Million (5,000,000) shares of preferred stock with a par value of one mil ($0.001) per share. The Board of Directors has the right to set the series, classes, rights, privileges and preferences of the preferred stock or any class or series thereof, by amendment hereto, without shareholder approval.

All stock of the Corporation shall not be liable for further call or assessment. The authorized shares shall be issued at the discretion of the Board of Directors of the Corporation.

ARTICLE V

Directors: The Corporation shall be governed by a Board of Directors consisting of no less than one director.

ARTICLE VI

Control Share Acquisitions: The provisions of NRS 78.378 to 78.3793, inclusive, are not applicable to the Corporation.

ARTICLE VII

Indemnification: The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under said law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the By-Laws or any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of any such person.

ARTICLE VIII

AMENDMENTS: The Board of Directors, without the approval of the shareholders, may amend the Articles of Incorporation to change the name of the Corporation to any name that conforms with any business or industry that the Board of Directors determines that the Corporation should engage in or which conforms with the name or names of any properties, businesses or companies acquired by the Corporation.

ARTICLE IX

RE-CAPITALIZATIONS AFFECTING OUTSTANDING SECURITIES: The Board of Directors, without the approval of the shareholders, may adopt any re- capitalization affecting the outstanding securities of the Corporation by effecting a forward or reverse split of all of the outstanding securities of the Corporation, with appropriate adjustments to the Corporation’s capital accounts, provided that the re-capitalization does not require any change in the Articles of Incorporation of the Corporation.

END OF AMENDED AND RESTATED ARTICLES OF INCORPORATION

REASONS FOR THE ADOPTION OF THE AMENDMENTS AND THE AMENDED AND RESTATED

ARTICLES OF INCORPORATION

With the exception of the following, our Articles of Incorporation remain substantially unchanged:

Increase in Authorized Capitalization.

Our Board of Directors believes that this new Article IV will provide us with greater flexibility by increasing our authorized capital to allow us to issue up to 5,000,000 preferred shares of our stock by establishing a preferred class of stock of 5,000,000 shares of $0.001 par value. The Board of Directors would have the right to set the series, classes, rights, privileges and preferences of the preferred stock or any class or series thereof, by amendment hereto, without shareholder approval. There are no current arrangements with our Company that would result in the issuance of the additional authorized shares; however we are constantly looking for acquisitions that would be beneficial to us, and the planned change in our capitalization may be important to any discussions in this respect.

Indemnification of Directors and Executive Officers.

This Article VII merely codifies the right under Nevada Law of our Board of Directors to indemnify directors, executive officers and others from certain liabilities for actions taken on our behalf in accordance with Nevada Law.

Board of Director Authority to Effect Re-Capitalizations in the Form of Forward and Reverse Splits of our Outstanding Securities.

Our Board of Directors believes that due to the lack of established trading market for our common stock and the unknown nature of any future acquisition that the power to effect re-capitalizations that can deal with these issues in a fast and efficient manner is necessary. Also, if shareholder approval is not required of such actions, the time, cost and expense associated with a re-capitalization can be substantially eliminated by this Article IX.

Board of Director Authority to Effect a Name Change.

This Article VIII would authorize our Board of Directors to amend our Articles of Incorporation to change name of the Corporation to any name that conforms with any business or industry that the Board of Directors determines that the Corporation should engage in or which conforms with the name or names of any properties, businesses or companies acquired by the Corporation. Our Board of Directors believes that our ability to quickly change our name to reflect any industry in which we make an acquisition is essential to any discussion in this respect. No are no current arrangements with our Company that would result in a name change.

DISSENTERS’ RIGHTS

There are no dissenters’ rights applicable with respect to the amendments to our Articles of Incorporation or our Amended and Restated Articles of Incorporation.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the amendments or our Amended and Restated Articles of Incorporation which is not shared by all other shareholders.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Securities.

The securities that would have been entitled to vote if a meeting was required to have been held regarding these amendments to our Articles of Incorporation and the adoption of our Amended and Restated Articles of Incorporation consist of shares of our common stock. Each share of our common stock is entitled to one vote. The number of outstanding shares of our common stock at the close of business on March 20, 2006, the record date for determining our shareholders who would have been entitled to notice of and to vote on the amendments to our Articles of Incorporation and the adoption of our Amended and Restated Articles of Incorporation, was 4,374,200 shares.

Security Ownership of Principal Holders and Management.

The following table sets forth certain information as of March 20, 2006, regarding current beneficial ownership of the shares of our common stock by (i) each person known by us to own more than 5% of the outstanding shares of our common stock, (ii) each of our executive officers and directors, and (iii) all of our executive officers and directors as a group. Except as noted, each person has sole voting and sole investment or dispositive power with respect to the shares shown. The information presented is based upon 4,374,200 outstanding shares of our common stock.

Ownership of Officers and Directors and Principal Stockholders

		Number of Shares	Percentage
Name and Address	Position	Beneficially Owned	of Class

Officers and Directors

Wayne R. Bassham	President	1,000,000	22.86%
8867 S. Capella Way	Director
Sandy, Utah 84093

Derrick M. Albiston	Vice President	1,000,000	22.86%
8346 S. Viscounti Drive	Director
Sandy, Utah 84093

Todd L. Albiston	Secretary	1,000,000	22.86%
8346 S. Viscounti Drive	Director
Sandy, Utah 84093

Directors as a Group:		3,000,000	68.58%

Principal Stockholders:

Thomas J. Howells		367,200	8.39%
9706 Ruskin Circle
Sandy, Utah 84092

Steven Moulton		250,000	5.71%
4848 S Highland Drive
Salt Lake City, Utah 84117

Changes in Control.

There are no present contractual arrangements or pledges of our securities that may result in a change in control of our Company; however we are constantly looking for acquisitions that would be beneficial to us, and, based upon our limited resources and assets and our current liabilities, any such transaction that was completed would no doubt result in a change in control of our Company.

AMENDMENTS AND AMENDED AND RESTATED ARTICLES OF INCORPORATION AND VOTE

REQUIRED FOR APPROVAL

Nevada Law.

Section 390 of the Nevada Law provides that every amendment to the Articles of Incorporation of a corporation shall first be adopted by the resolution of the Board of Directors and then be subject to the approval of persons owning a majority of the securities entitled to vote on any such amendment. Sections 315 and 320, respectively, provide that the Board of Directors, by unanimous written consent, and persons owning the required majority of voting securities necessary to adopt any action that would otherwise be required to be submitted to a meeting of shareholders, may adopt such action without a meeting by written consent.

Resolutions to effect these amendments were unanimously adopted by our Board of Directors and the Majority Shareholders who are directors who are named under the caption “Voting Securities and Principal Holders Thereof.” The Majority Shareholders own approximately 68% of our outstanding voting securities. No other votes or consents are required or necessary to effect the amendments to our Articles of Incorporation or to adopt the Amended and Restated Articles of Incorporation.

Effective Date of Amendment.

The effective date of the amendments and our Amended and Restated Articles of Incorporation will be on the opening of business on April 10, 2006, or a date that is 21 days from the mailing of this Information Statement to our shareholders.

NOTICE

THE MAJORITY SHAREHOLDERS OF OUR COMPANY HAVE CONSENTED TO THE ADOPTION OF THE AMENDMENTS TO OUR ARTICLES OF INCORPORATION AND THESE AMENDED AND RESTATED ARTICLES OF INCORPORATION BY OWNING IN EXCESS OF THE REQUIRED NUMBER OF OUR OUTSTANDING VOTING SECURITIES TO ADOPT THESE AMENDMENTS UNDER NEVADA LAW, AND HAVE DONE SO. NO FURTHER CONSENTS, VOTES OR PROXIES ARE NEEDED, AND NONE ARE REQUESTED.

BY ORDER OF THE BOARD OF DIRECTORS

Date: March 10, 2006	/S/ WAYNE R. BASSHAM, PRESIDENT
WAYNE R. BASSHAM, PRESIDENT